EXHIBIT 12(a)

			 FPL GROUP, INC. AND SUBSIDIARIES
		COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
								Six Months
								  Ended
								 June 30,              Years Ended December 31,
								   1999        1998     1997     1996     1995     1994
								----------    ------   ------   ------   ------   ------
											(Millions of Dollars)
Earnings, as defined:
  Net income ............................................        $  286       $  664   $  618   $  579   $  553   $  519
  Income taxes ..........................................           134          279      304      294      329      307
  Fixed charges, included in the determination of
    net income, as below ................................           112          335      304      283      308      337
  Distributed income of independent power investments....            31           68       47       38       39       28
  Less: Equity in earnings of independent power
    investments .........................................            24           39       14        5        6       (3)
      Total earnings, as defined ........................        $  539       $1,307   $1,259   $1,189   $1,223   $1,194

Fixed charges, as defined:
  Interest charges ......................................        $  106       $  322   $  291   $  267   $  291   $  319
  Rental interest factor ................................             2            4        4        5        6        7
  Fixed charges included in nuclear fuel cost ...........             4            9        9       11       11       11
  Fixed charges, included in the determination of net
    income ..............................................           112          335      304      283      308      337
  Capitalized interest ..................................             1            2        4        -        -        -

      Total fixed charges, as defined ...................        $  113       $  337   $  308   $  283   $  308   $  337

Ratio of earnings to fixed charges ......................          4.77         3.88     4.09     4.20     3.97     3.54
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